Exhibit 99.1

Press Contact:	Investor Relations Contact:
Marc Musgrove	Melissa Selcher
Cisco	Cisco
1 (408) 525-6320	1 (408) 424-1335
mmusgrov@cisco.com	mselcher@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 EARNINGS

•	Q4 Revenue: $12.4 billion (increase of 6% year over year)

•	Q4 Earnings per Share: $0.42 GAAP; $0.52 non-GAAP

•	FY 2013 Revenue: $48.6 billion (increase of 6% year over year)

•	FY 2013 Earnings per Share: $1.86 GAAP; $2.02 non-GAAP

SAN JOSE, Calif. — August 14, 2013 — Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its fourth quarter and fiscal year results for the period ended July 27, 2013. Cisco reported fourth quarter revenue of $12.4 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.3 billion or $0.42 per share, and non-GAAP net income of $2.8 billion or $0.52 per share.

“My confidence in our ability to be the #1 IT Company is increasing. Our fourth quarter was a record on many fronts, with record revenue, and record non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per share. In every case, we exceeded the midpoint of our guidance. We also generated $4 billion in operating cash flow in the quarter, another record,” stated Cisco Chairman and CEO John Chambers.

“Now, more than ever, our customers and our partners want Cisco’s help navigating the inconsistent global landscape successfully. They recognize the benefit of a partner who is not only the leader in their product categories, but can bring technologies and solutions together in an architecture to lower operating costs, reduce time to results, and future proof their investments.”

Q4 GAAP Results

	Q4 2013		Q4 2012		Vs. Q4 2012
Revenue	$12.4	billion	$11.7	billion	6.2%
Net Income	$2.3	billion	$1.9	billion	18.4%
Earnings per Share	$0.42		$0.36		16.7%

Q4 Non-GAAP Results

	Q4 2013		Q4 2012		Vs. Q4 2012
Net Income	$2.8	billion	$2.5	billion	12.7%
Earnings per Share	$0.52		$0.47		10.6%

Fiscal Year GAAP Results

	FY 2013		FY 2012		Vs. FY 2012
Revenue	$48.6	billion	$46.1	billion	5.5%
Net Income	$10.0	billion	$8.0	billion	24.2%
Earnings per Share	$1.86		$1.49		24.8%

Fiscal Year Non-GAAP Results

	FY 2013		FY 2012		Vs. FY 2012
Net Income	$10.9	billion	$10.0	billion	8.5%
Earnings per Share	$2.02		$1.85		9.2%

GAAP net income and GAAP earnings per share for the fourth quarter and fiscal year ended July 27, 2013 include the previously disclosed charge of $0.03 per share for the TiVo, Inc. (“TiVo”) patent litigation settlement. This charge was excluded from non-GAAP earnings per share. A reconciliation between net income on a GAAP basis and non-GAAP net income is provided in the table below.

Cisco will discuss fourth quarter and fiscal year 2013 results and business outlook on a conference call and webcast at 1:30 p.m. Pacific Time today. Call information and related charts are available at http://investor.cisco.com.

Cash and Cash Equivalents and Investments

•

Cash flows from operations were $4.0 billion for the fourth quarter of fiscal 2013, compared with $3.1 billion for the third quarter of fiscal 2013, and compared with $3.1 billion for the fourth quarter of fiscal 2012. Cash flows from operations were $12.9 billion for fiscal 2013, compared with $11.5 billion for fiscal 2012.

•

Cash and cash equivalents and investments were $50.6 billion at the end of the fourth quarter of fiscal 2013, compared with $47.4 billion at the end of the third quarter of fiscal 2013, and compared with $48.7 billion at the end of the fourth quarter of fiscal 2012.

Dividends and Stock Repurchase Program

•	During the fourth quarter of fiscal 2013:

•	Cisco paid a cash dividend of $0.17 per common share, or $918 million.

•	Cisco repurchased approximately 47 million shares of common stock under the stock repurchase program at an average price of $24.80 per share for an aggregate purchase price of $1.2 billion.

•	During fiscal year 2013:

•	Cisco paid cash dividends in the aggregate amount of $0.62 per common share, or $3.3 billion.

•

Cisco repurchased approximately 128 million shares of common stock under the stock repurchase program at an average price of $21.63 per share for an aggregate purchase price of $2.8 billion. As of July 27, 2013, Cisco had repurchased and retired 3.9 billion shares of Cisco common stock at an average price of $20.40 per share for an aggregate purchase price of approximately $78.9 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $3.1 billion with no termination date.

“Our financial strategy is working as our profits grew faster than revenue for the full fiscal year,” stated Frank Calderoni, executive vice president and chief financial officer. “Our fourth quarter also delivered solid financial results as we continued to deliver profitable growth to maximize shareholder value for the long-term.”

Select Global Business Highlights

•

Cisco completed its acquisition of privately held Ubiquisys Limited, a leading provider of intelligent 3G and long-term evolution (LTE) small-cell technologies designed to provide seamless connectivity across mobile heterogeneous networks for service providers.

•	Cisco completed its acquisition of privately held JouleX, Inc. a leader in enterprise IT energy management for network-attached and data center assets.

•	Cisco announced its intent to acquire privately held Composite Software, Inc., a leader in data virtualization software and services.

•

Cisco announced a definitive agreement to acquire Sourcefire, Inc. a leader in intelligent cybersecurity solutions, with the goal of integrating world-class products, technologies and research teams to provide continuous and pervasive advanced threat protection.

•

Cisco completed its acquisition of SolveDirect Service Management GmbH, a privately held company headquartered in Vienna, Austria that provides innovative, cloud-delivered services management integration software and services.

•	At the Microsoft Worldwide Partner Conference, Cisco announced it would team with Microsoft to accelerate the deployment of private and hybrid cloud infrastructure worldwide.

•

Cisco released an Internet of Everything (IoE) Value Index study predicting that the IoE-the networked connection of people, process, data and things-is expected to enable global private-sector businesses to generate at least $613 billion in global profits in 2013.

Cisco Innovation

•

Cisco introduced the Carrier Routing System-X (CRS-X), its newest addition to the industry-leading CRS family. The CRS-X is designed to provide unmatched economical scale and lasting investment protection to more than 750 customers worldwide, including global telecommunications service providers and organizations.

•

Cisco announced that it has opened an innovation center in Israel in collaboration with Pelephone Communications Ltd., an Israeli telecom service provider, to develop and deploy a radio network topology for handling the surge in demand for mobile Internet services.

•

Cisco announced the evolution of its network services strategy for virtual and cloud networks by integrating the market-leading Citrix® NetScaler® application delivery controller (ADC) technology into the Cisco Unified Fabric Cloud Network Services portfolio.

•

At Cisco Live! in Orlando, Cisco unveiled a new data center networking architecture designed to usher in the era of Application-Centric Infrastructure by transforming data centers to better address the demands of new and current applications in the cloud era.

•

Cisco took another significant step in the evolution of its networking portfolio, introducing new and updated Cisco Catalyst® switching and Integrated Services Router products that provide high-performing, fully programmable enterprise networking solutions.

Select Customer Announcements

•

Cisco announced that it was selected by Vodafone Hutchison Australia (VHA) to accelerate deployment of VHA’s 4G long-term evolution (LTE) network with the Cisco® ASR 5500 as the mobile multimedia core platform.

•	Cisco announced that Manchester City will be the first Premier League team to offer Cisco Connected Stadium Wi-Fi and StadiumVision™ Mobile solutions.

•

Cisco announced that Czech telecommunications operator T-Mobile has chosen the Cisco ASR 5000 Series to manage its mobile data traffic from the new LTE network, together with existing 2G and 3G networks.

•	The Universidad San Sebastián in Chile has updated its voice, data and wireless connectivity using Cisco technology to serve more than 26,000 students and 2,500 teachers.

•

Cisco announced that TIM Brazil, one of Brazil’s leading service providers, has selected Cisco VideoscapeTM Distribution Suite Transparent Caching (VDS-TC) to enable the delivery of video content across multiple screens, protocols, applications and networks.

•	Cisco announced that Polymetal, a leading precious metals company in Russia and Kazakhstan, has deployed a distributed telephone network based on Cisco Unified Communications.

•	The University of Virginia Center for Telehealth was selected as the first member of the Cisco Healthcare Center of Excellence program.

•	The Stock Exchange of Thailand has implemented Cisco’s Data Center architecture to increase operational flexibility and streamline its online trading platform.

•

By using the Cisco service provider Wi-Fi solution, Hong Kong telecommunications service provider PCCW-HKT became the first service provider in the Greater China region to deploy the next-generation 802.11ac Wi-Fi network.

•

Cisco announced that Vodafone India, one of India’s leading telecommunications service providers, will be deploying Cisco’s end-to-end networking solutions to evolve to a complete IP-based architecture in India.

Editor’s Note:

•

The Q4 and fiscal year 2013 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, August 14, 2013 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•

Conference call replay will be available from 4:00 p.m. Pacific Time, August 14, 2013 to 4:00 p.m. Pacific Time, August 21, 2013 at 1-866-507-3618 (United States) or 1-203-369-1892 (international). The replay will also be available via webcast from August 14, 2013 through October 21, 2013 on the Cisco Investor Relations website at http://investor.cisco.com.

•

Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 14, 2013. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

About Cisco

Cisco (NASDAQ: CSCO) is the worldwide leader in IT that helps companies seize the opportunities of tomorrow by proving that amazing things can happen when you connect the previously unconnected. For ongoing news, please go to http://thenetwork.cisco.com.

###

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our ability to be the #1 IT company; the desire of our customers and partners for Cisco’s help to successfully navigate the inconsistent global landscape; the benefits to our customers of our leadership in their product categories and our ability to bring technologies and solutions together in an architecture to lower operating costs and accomplish other business objectives; our financial strategy and our ability to continue profitable growth to maximize shareholder value for the long term; and the expectation that the Internet of Everything (IoE) will enable global private-sector businesses to generate profits) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-K and 10-Q filed on September 12, 2012 and May 21, 2013, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-K and 10-Q as each may be amended from time to time. Cisco’s results of operations for the three months and the year ended July 27, 2013 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP effective tax rates, non-GAAP net income per share data and non-GAAP inventory turns.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP net income, non-GAAP effective tax rates, and non-GAAP net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the period presented.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, other acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation settlements (such as the patent litigation settlement with TiVo in the fourth quarter of fiscal 2013), the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items, such as significant gains or losses from contingencies that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results.

For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

Copyright © 2013 Cisco and/or its affiliates. All rights reserved. Cisco, the Cisco logo, Catalyst, Cisco StadiumVision, and Cisco Videoscape are trademarks or registered trademarks of Cisco and/or its affiliates in the U.S. and other countries. To view a list of Cisco trademarks, go to: www.cisco.com/go/trademarks. Third party trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Cisco and any other company. This document is Cisco Public Information.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 27, 2013	July 28, 2012	July 27, 2013	July 28, 2012
REVENUE:
Product	$9,736	$9,150	$38,029	$36,326
Service	2,681	2,540	10,578	9,735

Total revenue	12,417	11,690	48,607	46,061

COST OF SALES:
Product	4,154	3,729	15,541	14,505
Service	916	876	3,626	3,347

Total cost of sales	5,070	4,605	19,167	17,852

GROSS MARGIN	7,347	7,085	29,440	28,209
OPERATING EXPENSES:
Research and development	1,517	1,416	5,942	5,488
Sales and marketing	2,360	2,417	9,538	9,647
General and administrative	590	711	2,264	2,322
Amortization of purchased intangible assets	66	91	395	383
Restructuring and other charges	—	79	105	304

Total operating expenses	4,533	4,714	18,244	18,144

OPERATING INCOME	2,814	2,371	11,196	10,065
Interest income	171	167	654	650
Interest expense	(143)	(147)	(583)	(596)
Other income (loss), net	29	(5)	(40)	40

Interest and other income, net	57	15	31	94

INCOME BEFORE PROVISION FOR INCOME TAXES	2,871	2,386	11,227	10,159
Provision for income taxes	601	469	1,244	2,118

NET INCOME	$2,270	$1,917	$9,983	$8,041

Net income per share:
Basic	$0.42	$0.36	$1.87	$1.50

Diluted	$0.42	$0.36	$1.86	$1.49

Shares used in per-share calculation
Basic	5,367	5,332	5,329	5,370

Diluted	5,437	5,354	5,380	5,404

Cash dividends declared per common share	$0.17	$0.08	$0.62	$0.28

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	July 27, 2013	July 28, 2012	July 27, 2013	July 28, 2012
GAAP net income	$2,270	$1,917	$9,983	$8,041
Adjustments to cost of sales:
Share-based compensation expense	42	54	178	209
Amortization of acquisition-related intangible assets	153	100	569	376
Impact to cost of sales from purchase accounting adjustments to inventory	—	—	40	—
TiVo patent litigation settlement (1)	172	—	172	—
Other acquisition-related/divestiture costs	1	—	1	—
Significant asset impairments and restructurings	—	(5)	—	(31)

Total adjustments to GAAP cost of sales	368	149	960	554

Adjustments to operating expenses:
Share-based compensation expense	198	313	947	1,192
Amortization of acquisition-related intangible assets	66	91	395	383
Other acquisition-related/divestiture costs	59	7	129	36
Significant asset impairments and restructurings	—	281	55	506

Total adjustments to GAAP operating expenses	323	692	1,526	2,117

Total adjustments to GAAP income before provision for income taxes	691	841	2,486	2,671

Income tax effect of non-GAAP adjustments	(114)	(231)	(620)	(695)
Significant tax matters (2)	—	—	(983)	—

Total adjustments to GAAP provision for income taxes	(114)	(231)	(1,603)	(695)

Non-GAAP net income	$2,847	$2,527	$10,866	$10,017

Diluted net income per share:
GAAP	$0.42	$0.36	$1.86	$1.49

Non-GAAP	$0.52	$0.47	$2.02	$1.85

(1)	Pursuant to the terms of the previously disclosed settlement and patent license agreement, Cisco paid TiVo a single lump sum of $294 million. During the fourth quarter of fiscal 2013, Cisco recorded a charge of $172 million in connection with this agreement. Non-GAAP net income for the fourth quarter and fiscal year ended July 27, 2013 excluded this charge.
(2)	For the fiscal year ended July 27, 2013, Cisco recorded a net tax benefit of $983 million. This net tax benefit is comprised of an Internal Revenue Service settlement of $794 million, the retroactive reinstatement of the U.S federal R&D tax credit of $72 million and a tax benefit of $117 million related to prior fiscal years. Non-GAAP net income excluded this net tax benefit of $983 million.

RECONCILIATION OF GAAP TO NON-GAAP EFFECTIVE TAX RATE

	Three Months Ended		Fiscal Year Ended
	July 27, 2013	July 28, 2012	July 27, 2013	July 28, 2012
GAAP effective tax rate	20.9%	19.7%	11.1%	20.8%
Tax effect of non-GAAP adjustments to net income	(0.8)%	2.0%	9.7%	1.1%

Non-GAAP effective tax rate	20.1%	21.7%	20.8%	21.9%

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 27, 2013	July 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$7,925	$9,799
Investments	42,685	38,917
Accounts receivable, net of allowance for doubtful accounts of $228 at July 27, 2013 and $207 at July 28, 2012	5,470	4,369
Inventories	1,476	1,663
Financing receivables, net	4,037	3,661
Deferred tax assets	2,616	2,294
Other current assets	1,312	1,230

Total current assets	65,521	61,933
Property and equipment, net	3,322	3,402
Financing receivables, net	3,911	3,585
Goodwill	21,919	16,998
Purchased intangible assets, net	3,403	1,959
Other assets	3,115	3,882

TOTAL ASSETS	$101,191	$91,759

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,283	$31
Accounts payable	1,029	859
Income taxes payable	192	276
Accrued compensation	3,378	2,928
Deferred revenue	9,262	8,852
Other current liabilities	5,048	4,785

Total current liabilities	22,192	17,731
Long-term debt	12,928	16,297
Income taxes payable	1,748	1,844
Deferred revenue	4,161	4,028
Other long-term liabilities	1,034	558

Total liabilities	42,063	40,458
Total equity	59,128	51,301

TOTAL LIABILITIES AND EQUITY	$101,191	$91,759

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	July 27, 2013	July 28, 2012
Cash flows from operating activities:
Net income	$9,983	$8,041
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	2,351	2,602
Share-based compensation expense	1,120	1,401
Provision for receivables	44	50
Deferred income taxes	(37)	(314)
Excess tax benefits from share-based compensation	(92)	(60)
Net losses (gains) on investments	9	(31)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(1,001)	272
Inventories	218	(287)
Financing receivables	(723)	(846)
Other assets	(27)	(674)
Accounts payable	164	(7)
Income taxes, net	(239)	418
Accrued compensation	330	(101)
Deferred revenue	598	727
Other liabilities	196	300

Net cash provided by operating activities	12,894	11,491

Cash flows from investing activities:
Purchases of investments	(36,608)	(41,810)
Proceeds from sales of investments	14,799	27,365
Proceeds from maturities of investments	17,909	12,103
Acquisition of property and equipment	(1,160)	(1,126)
Acquisition of businesses, net of cash and cash equivalents acquired	(6,766)	(375)
Purchases of investments in privately held companies	(225)	(380)
Return of investments in privately held companies	209	242
Other	74	166

Net cash used in investing activities	(11,768)	(3,815)

Cash flows from financing activities:
Issuances of common stock	3,338	1,372
Repurchases of common stock - repurchase program	(2,773)	(4,560)
Shares repurchased for tax withholdings on vesting of restricted stock units	(330)	(200)
Short-term borrowings, maturities less than 90 days, net	(20)	(557)
Issuances of debt, maturities greater than 90 days	24	—
Repayments of debt, maturities greater than 90 days	(16)	—
Excess tax benefits from share-based compensation	92	60
Dividends paid	(3,310)	(1,501)
Other	(5)	(153)

Net cash used in financing activities	(3,000)	(5,539)

Net (decrease) increase in cash and cash equivalents	(1,874)	2,137
Cash and cash equivalents, beginning of fiscal year	9,799	7,662

Cash and cash equivalents, end of fiscal year	$7,925	$9,799

Cash paid for:
Interest	$682	$681
Income taxes, net	$1,519	$2,014

ADDITIONAL FINANCIAL INFORMATION

(In millions)

(Unaudited)

	July 27, 2013	July 28, 2012
Cash and Cash Equivalents and Investments:
Cash and cash equivalents	$7,925	$9,799
Fixed income securities	39,888	37,297
Publicly traded equity securities	2,797	1,620

Total	$50,610	$48,716

Inventories:
Raw materials	$105	$127
Work in process	24	35
Finished goods:
Distributor inventory and deferred cost of sales	572	630
Manufactured finished goods	480	597

Total finished goods	1,052	1,227
Service-related spares	256	213
Demonstration systems	39	61

Total	$1,476	$1,663

Property and equipment, net:
Land, buildings, and building and leasehold improvements	$4,426	$4,363
Computer equipment and related software	1,416	1,469
Production, engineering, and other equipment	5,721	5,364
Operating lease assets	326	300
Furniture and fixtures	497	487

	12,386	11,983
Less accumulated depreciation and amortization	(9,064)	(8,581)

Total	$3,322	$3,402

Other assets:
Deferred tax assets	$1,539	$2,270
Investments in privately held companies	833	858
Other	743	754

Total	$3,115	$3,882

Deferred revenue:
Service	$9,403	$9,173
Product:
Unrecognized revenue on product shipments and other deferred revenue	3,340	2,975
Cash receipts related to unrecognized revenue from two-tier distributors	680	732

Total product deferred revenue	4,020	3,707

Total	$13,423	$12,880

Reported as:
Current	$9,262	$8,852
Noncurrent	4,161	4,028

Total	$13,423	$12,880

SUMMARY OF SHARE-BASED COMPENSATION EXPENSE

(In millions)

	Three Months Ended		Fiscal Year Ended
	July 27, 2013	July 28, 2012	July 27, 2013	July 28, 2012
Cost of sales - product	$9	$14	$40	$53
Cost of sales - service	33	40	138	156

Share-based compensation expense in cost of sales	42	54	178	209

Research and development	58	104	286	401
Sales and marketing	101	159	484	588
General and administrative	39	50	175	203
Restructuring and other charges	—	2	(3)	—

Share-based compensation expense in operating expenses	198	315	942	1,192

Total share-based compensation expense	$240	$369	$1,120	$1,401

Income tax benefit for share-based compensation	$53	$64	$285	$335

ACCOUNTS RECEIVABLE AND DSO

(In millions, except DSO)

	July 27, 2013	April 27, 2013	July 28, 2012
Accounts receivable, net	$ 5,470	$4,942	$4,369
Days sales outstanding in accounts receivable (DSO)	40	37	34

INVENTORY TURNS AND RECONCILIATION OF GAAP TO NON-GAAP

COST OF SALES USED IN INVENTORY TURNS

(In millions, except annualized inventory turns)

	Three Months Ended
	July 27, 2013	April 27, 2013	July 28, 2012
Annualized inventory turns - GAAP	13.8	12.4	11.7
Cost of sales adjustments	(1.0)	(0.5)	(0.4)

Annualized inventory turns - non-GAAP	12.8	11.9	11.3
GAAP cost of sales	$5,070	$4,705	$4,605
Cost of sales adjustments:
Share-based compensation expense	(42)	(44)	(54)
Amortization of acquisition-related intangible assets	(153)	(146)	(100)
TiVo patent litigation settlement	(172)	—	—
Other acquisition-related/divestiture costs	(1)	—	—
Significant asset impairments and restructurings	—	—	5
Non-GAAP cost of sales	$4,702	$4,515	$4,456

DIVIDENDS PAID AND REPURCHASE OF COMMON STOCK

(In millions, except dividends paid per common share)

	Three Months Ended				Fiscal Year Ended
	July 27, 2013	April 27, 2013	January 26, 2013	October 27, 2012	July 27, 2013
Dividends paid	$918	$905	$743	$744	$3,310
Repurchase of common stock under the stock repurchase program	1,160	860	500	253	2,773

Total	$2,078	$1,765	$1,243	$997	$6,083

Dividends paid per common share	$0.17	$0.17	$0.14	$0.14	$0.62